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                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D. C. 20549

                              FORM 8-K
                           CURRENT REPORT



Pursuant  to  Section  13 or 15(d) of the Securities Exchange Act of
1934



Date of Report:  September 30, 1995





                         EMERGENT GROUP, INC.
       (Exact name of registrant as specified in its charter)





South Carolina               0-8909                  57-0513287
(State or other            (Commission              (I.R.S. Employer
jurisdiction of            File Number)             Identification
incorporation)                                          Number)



Suite 750, 15 South Main Street, Greenville, South Carolina       29601
(Address of principal executive offices)                       (Zip Code)



Registrant's telephone number including area code (803) 235-8056


             The Exhibit Index appears on page 4 hereof.



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Item 5.  Other Events

     On September 30, 1995, Emergent Group, Inc. (the "Company") entered into a Stock Purchase Agreement dated as of September 30, 1995 (the "Agreement") by and among the Company and fifteen individuals (the "Buyers") who comprise the management of Young Generations, Inc. ("YGI"), a wholly owned subsidiary of the Company. Fifty-one percent of the stock was purchased by Joshua E. Varat, President of YGI.

     Pursuant to the Agreement, the Buyers shall pay to the Company, pro rata in accordance with their share ownership, a purchase price of $600,000, payable at closing through a nonrecourse promissory note (the "Note"). Under the terms of the Note, the principal shall be payable in full on September 30, 2000. Interest on the principal balance shall accrue at 10% per annum and shall be payable in full on September 30, 2000.

         The Company also entered into a Loan and Security Agreement (the "Loan") dated September 30, 1995. Under the terms of the Loan, the Company may loan to YGI an amount not to exceed $3,548,000, of which $2,848,000 was outstanding at September 30, 1995. Any additional advances are determined by the projected monthly negative cash flow as evidenced by the projections prepared by YGI and made a part of the Loan. The Loan bears an interest rate of 10% per annum and is payable monthly. Principal payments on the Loan are determined by the cash flow of YGI and the Loan is due in full no later than September 30, 2000.

     The Note principal amount shall be reduced to the extent that the Loan is repaid in full on or before the dates as set forth in the table made a part of the Note.

     The Stock Purchase Agreement and the Loan and Security Agreement, attached hereto as exhibits, are incorporated herein by reference. The Company will provide to the Commission, upon request, any other documents entered into in connection with the above described transaction and referenced either in the Loan or the Note.

Item 7.   Financial Statements and Exhibits.
          A. Financial Statements of the Business Acquired. Not applicable.

      B. Pro Forma Financial Information - As this report is being filed pursuant to Item 5, pro forma financial information is not applicable.

     C.   Exhibits

             10.1 Stock Purchase Agreement dated as of September 30, 1995 By and Among Emergent Group, Inc. and The Individuals Set Forth On the Signature Page Thereof.

                 10.2 Loan and Security Agreement entered into as of September 30, 1995 by and between Emergent Group, Inc. and Young Generations, Inc.

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                             SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed and on its behalf by the undersigned hereto duly authorized.


                              EMERGENT GROUP, INC.
October  16,  1995                BY: /s/Robert S. Davis
                                    ROBERT S. DAVIS, VICE PRESIDENT,
                                    CHIEF FINANCIAL OFFICER


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